Exhibit 99.1

AXSYS TECHNOLOGIES ANNOUNCES 45% INCREASE IN

FIRST QUARTER OPERATING INCOME

Annual Guidance Reaffirmed

ROCKY HILL, CT – April 26, 2006 – Axsys Technologies, Inc. (NASDAQ:AXYS), a global leader in the design, manufacture and distribution of precision optical solutions, today announced financial results for the first quarter ended April 1, 2006 and reaffirmed its previously announced annual guidance.

First Quarter Financial Highlights – versus fiscal 2005 first quarter:

•                  Sales increased 31% to $37.5 million.

•                  Gross margin rose to 31.2% from 29.5%.

•                  Operating income grew 45% to $3.8 million.

•                  Net income grew by 49% to $2.4 million.

•                  Diluted earnings per share was unchanged at $0.22, despite a $.01 impact from the implementation of stock option expensing per FAS 123R in the 2006 period and a 46% increase in the weighted-average diluted shares outstanding associated with the Company’s September 2005 public equity offering.

•                  Total backlog of firm orders at the close of the first quarter was $112.1 million.

The Company’s acquisition of Diversified Optical Products, Inc. (DiOP) on May 2, 2005 and continued strong military spending on surveillance and targeting programs, particularly in the infrared imaging business, were the primary sources of year-over-year growth.

Segment Sales (in millions):

	Three Months Ended:
	April 1, 2006	April 2, 2005
Optical Systems Group	$30.9	$22.3
Distributed Products Group	6.6	6.4

“Axsys’ strong first quarter results are consistent with our expectations,” said Stephen W. Bershad, Chairman and Chief Executive Officer of Axsys. “As anticipated, the Optical Systems Group was the primary catalyst for quarter-over-quarter growth, due primarily to increased demand for our infrared camera systems and lens assemblies. Our increasing recognition as a key supplier of optical systems continues to generate optimism among the management team.”

Fiscal 2006 Guidance

“The Company’s solid performance in the first quarter has led us to reaffirm our fiscal year 2006 guidance,” concluded Mr. Bershad. “At this time, we continue to expect sales of $151 - $155 million, net income of $10.0 - $10.5 million and earnings per diluted share of $0.91 - $0.95 for fiscal 2006. We remain enthusiastic about Axsys’ short and long-term business prospects based on our strong backlog, growing market presence and attractive mix of products and capabilities.”

Conference Call

Management will conduct a conference call reviewing the financial results on Thursday, April 27, 2006 at 10:00 am ET. Interested parties may participate in the call by dialing 706-679-3148 – please call in 10 minutes before the call is scheduled to begin, and ask for the Axsys Technologies call. The conference call will be webcast live via the Investors section of the Company’s web site at

www.axsys.com. To listen to the live call please go to the web site at least 15 minutes early to register, download and install any necessary audio software. If you are unable to listen live, the conference call will be archived on the Company’s web site.

About Axsys

Axsys Technologies, Inc. is a vertically integrated OEM supplier of precision optical solutions for high technology applications, serving the aerospace, defense and high performance commercial markets. For more information, visit www.axsys.com.

This press release contains forward-looking statements within the meaning of Section 21E of the Securities Exchange Act of 1934, as amended. One can identify these forward-looking statements by the use of the words such as “expect,” “anticipate,” “plan,” “may,”  “will,” “estimate” or other similar expressions. Because such statements apply to future events, they are subject to risks and uncertainties that could cause the actual results to differ materially. Important factors, which could cause actual results to differ materially, are described in Axsys’ reports on Form 10-K and 10-Q on file with the Securities and Exchange Commission, including without limitation: changes in the U.S. federal government spending priorities; the Company’s ability to compete in the industries in which it operates, including the introduction of competing products or technologies by other companies and/or pricing pressures from competitors and/or customers; the potential for the Company’s backlog to be reduced or cancelled; the Company’s ability to implement its acquisition strategy and integrate its acquired companies successfully, including the acquisition of Diversified Optical Products; the Company’s ability to manage costs under the Company’s fixed-price contracts effectively; and changes in general economic and business conditions. These statements reflect the Company’s current beliefs and are based upon information currently available to Axsys. Be advised that developments subsequent to this release are likely to cause these statements to become outdated with the passage of time, and we specifically disclaim any obligation to update these statements. For more information concerning the foregoing risks and uncertainties, see the Securities and Exchange Commission filings for Axsys.

CONTACT:	-OR-	INVESTOR RELATIONS COUNSEL:
Axsys Technologies, Inc.		The Equity Group Inc.
David A. Almeida, CFO		Lauren Till
(860) 257-0200		(212) 836-9610, LTill@equityny.com
www.axsys.com		www.theequitygroup.com

AXSYS TECHNOLOGIES, INC.

Consolidated Statements of Operations

(Unaudited, in thousands, except per share data)

	For the Three Months Ended
	April 1, 2006	April 2, 2005

Sales	$37,458	$28,648
Cost of sales	25,786	20,192
Gross margin	11,672	8,456

Selling, general and administrative expenses	6,986	5,100
Research, development and engineering expenses	907	744
Operating income	3,779	2,612
Interest expense	(17)	(67)
Interest income	109	42
Other expense, net	(20)	(15)
Income before income taxes	3,851	2,572
Provision for income taxes	1,461	965
Net income	$2,390	$1,607

Basic earnings per share	$0.23	$0.23
Weighted-average basic common shares outstanding	10,619,774	7,064,907

Diluted earnings per share	$0.22	$0.22
Weighted-average diluted common shares outstanding	10,878,399	7,450,024

AXSYS TECHNOLOGIES, INC.

Consolidated Balance Sheets

(In thousands)

	April 1, 2006	December 31, 2005
ASSETS
CURRENT ASSETS:
Cash and cash equivalents	$2,734	$7,079
Accounts receivable – net	21,555	18,821
Inventories – net	39,146	37,866
Income taxes – deferred	3,313	3,256
Other current assets	1,300	1,182
TOTAL CURRENT ASSETS	68,048	68,204
PROPERTY, PLANT AND EQUIPMENT – net	15,272	15,351
NET INTANGIBLE ASSETS	10,181	10,461
GOODWILL	61,048	61,048
OTHER ASSETS	1,066	1,144
TOTAL ASSETS	$155,615	$156,208

LIABILITIES AND SHAREHOLDERS’ EQUITY

CURRENT LIABILITIES:
Accounts payable	$10,015	$8,019
Accrued expenses and other liabilities	13,152	16,835
Deferred income	5,287	7,044
TOTAL CURRENT LIABILITIES	28,454	31,898

OTHER LONG-TERM LIABILITIES	4,981	4,769
SHAREHOLDERS’ EQUITY:
Common stock	106	106
Capital in excess of par	98,129	97,875
Accumulated other comprehensive income	—	3
Retained earnings	24,102	21,712
Treasury stock	(157)	(155)
TOTAL SHAREHOLDERS’ EQUITY	122,180	119,541

TOTAL LIABILITIES AND SHAREHOLDERS’ EQUITY	$155,615	$156,208